EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LightPath Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	457(c)	1,600,000(1)	$7.98(2)	$12,768,000.00	0.00015310	$1,954.78	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$12,768,000.00		$1,954.78
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,954.78

(1)

Represents shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of LightPath Technologies, Inc. (the “Company”), offered for resale by the selling stockholders pursuant to the prospectus contained in this Registration Statement on Form S-3. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Class A Common Stock on September 29, 2025, as reported on The Nasdaq Capital Market.